November 12, 2014
HollyFrontier Corporation Announces Special and Regular Cash Dividends
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors declared a special cash dividend in the amount of $0.50 per share, payable on December 17, 2014 to holders of record of common stock on November 28, 2014.
The Board of Directors also approved a regular quarterly dividend of $0.32 per share. This dividend will be paid on December 30, 2014 to holders of record of common stock on December 4, 2014.
Mike Jennings, CEO and President of HollyFrontier, commented, "Today’s authorization by our Board of Directors reflects their continued commitment to returning cash to shareholders through both regular and special dividends in addition to the recently announced $500 million share repurchase program. Including today's announced dividends, the company has returned approximately $2.8 billion to shareholders since the HollyFrontier merger and our last twelve month cash dividend yield stands at 7.4% relative to today’s closing price of $43.85."
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also currently owns a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
Information about the Company may be found on its website at www.hollyfrontier.com.

HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
Vice President, Investor Relations